Exhibit 99.1
Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310

FOR IMMEDIATE RELEASE

Wabash National Corporation Announces Plans to Enter into New $150 Million Revolving Credit Facility

LAFAYETTE, Ind. – June 23, 2011 – Wabash National Corporation (NYSE: WNC) today announced that it expects to enter into a new $150 million revolving credit facility with a group of lenders led by Wells Fargo Capital Finance, LLC, part of Wells Fargo & Company (NYSE: WFC), acting as administrative agent and joint lead arranger and joint lead book runner with RBS Citizens Business Capital, a division of RBS Citizens, N.A.  Wabash expects to enter into the new facility prior to June 30, 2011. The new credit facility, which will mature in five years, will replace the Company’s existing revolving credit facility, will increase the Company’s borrowing capacity under its credit facility from $100 million to $150 million, subject to a borrowing base, and will reduce borrowing costs relative to the previous facility.  The new facility also will provide an option to increase the total facility borrowing capacity up to $200 million, subject to a borrowing base and lender agreement.

Mark Weber, Senior Vice President and Chief Financial Officer, stated, “This revolving credit facility is another important step in improving the Company’s strategic capital structure. The new credit facility will provide for a potential doubling of the Company’s borrowing capacity, thereby allowing the flexibility to continue to execute against our long-term growth strategy and capitalize on the continued momentum our business and industry are experiencing."

About Wabash National Corporation
Headquartered in Lafayette, Indiana, Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightProTM, Eagle® and BensonTM brand names. The Company operates two wholly owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck and dump trailers as well as truck bodies; and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.

Safe Harbor Statement
This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, statements regarding Company’s expectation to enter into the new Credit Facility prior to June 30, 2011, the specific terms of the new Credit Facility, the option to increase the borrowing capacity under the new credit facility, the Company’s strategic plan and the momentum of the Company’s business and industry. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the possibility that the final documentation for the new facility will not be completed as expected or unforeseen events may prevent completion of the facility as expected, the uncertain economic conditions, increased competition and restrictive covenants that, if breached, could limit our financial and operating flexibility. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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